Exhibit 3.41

FIRST AMENDMENT

This First Amendment (the “Amendment”) to the Operating Agreement of JAXPET, LLC (the “Company”) dated as of March 6, 2000 (the “Agreement”; capitalized terms, used but not defined herein shall have the meanings ascribed to such terms in the Agreement) is made and entered into as of September 1, 2004 by USCC Florida Acquisition Corp., the sole member and manager of the Company (the “Member/Manager”).

W I T N E S S E T H :

WHEREAS, in connection with that certain Credit Agreement, dated as of September 1, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Company, OnCURE Medical Corp. (“OnCURE”), FROG OnCure Southside, L.L.C., JAXPET/Positech, L.L.C., Manatee Radiation Oncology, Inc., MICA FLO II, Inc. (“MICA”), Mission Viejo Radiation Oncology Medical Group, Inc., Pointe West Oncology, LLC, Radiation Oncology Center, LLC, U.S. Cancer Care, Inc. (“USCC”), USCC Acquisition Corp., the Member/Manager, USCC Healthcare Management Corp., and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., the Member/Manager desires to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.             Amendment.  The Agreement is hereby amended by adding immediately after Section 13.14 of the Agreement new ARTICLE XIV as set forth below:

ARTICLE XIV
RIGHTS OF AGENT

14.01      In the event that Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (together with any successor thereto, “Agent”) exercises its rights and remedies (the “Pledge Rights”) during the existence of an Event of Default (as defined in the Pledge Agreement (as defined below)) under and in accordance with that certain Ownership, Pledge, Assignment and Security Agreement among OnCURE, USCC, MICA, the Company, Manager/Member and Agent (the “Pledge Agreement”), delivered in connection with the Credit Agreement, notwithstanding anything contained in this Agreement to the contrary:  (a) Agent shall be entitled to remove any or all of the Managers and appoint any representatives of Agent or any other person or entity, as Agent elects, to be the Manager(s) in order to fill the vacancy created by such removal and the Members shall not have the right to remove the Managers so appointed by Agent or to elect any new or additional Managers, and (b) any limitations contained in this Agreement inconsistent with the provisions of the Pledge Agreement or this Article shall thereupon be deemed waived, void and of no further force and effect until all of the Obligations (as defined in the Credit Agreement) of the Company to Agent and Agent under the Credit Agreement have been fully and finally paid, including, without limitation (i) any provision that requires approval of actions by a “Required Interests”, and (ii) provisions requiring the approval of the “Board of Managers” for certain actions, it being agreed that the Board of Managers may be replaced by a sole Manager at Agent’s option.  Following the full and final payment to Agent and Agent of the Obligations under the Credit Agreement, all such provisions shall be deemed to be reinstated and in full force and effect.

14.02      Notwithstanding anything contained in this Agreement to the contrary, all restrictions on transfer and assignability of any Member’s interests in the Company shall be inapplicable, and of no force and effect, as to any transfer of any interests in the Company to Agent (or any nominee affiliate, successor, assignee or transferee thereof) in accordance with the Pledge Agreement.

14.03      Neither the Members nor Managers will amend this Agreement to provide that any limited liability company interests in the Company are not securities governed by Article 8 of the Uniform Commercial Code or otherwise “opt out” of Article 8 of the Uniform Commercial Code.

14.04      The provisions of this Article shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and any future Members or Managers and their respective successors and assigns.

14.05      None of the provisions of this Article XIV or any other provision of this Agreement may be amended in any way which alters, limits, restricts or adversely affects Agent’s ability to exercise its Pledge Rights, other rights under the Pledge Agreement or the intended result thereof, without the prior written consent of Agent.

2.             Continuing Effect of the Agreement.  Except as expressly amended or modified hereby, the provisions of the Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

3.             Applicable Law.  This Amendment shall be construed in accordance with, and governed by, the internal laws of the State of Florida as applied to contracts made and to be performed entirely within the State of Florida.

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4.             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year set forth above .

Sole Member and Manager:

USCC FLORIDA ACQUISITION CORP.

By:	/s/ Jeffrey A. Goffman
Name:	Jeffrey A. Goffman
Title:	President